Exhibit 10.1

ARI NETWORK SERVICES, INC.

2010 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

We are pleased to inform you that you have been granted a Restricted Stock Award subject to the terms and conditions of the ARI Network Services, Inc. 2010 Equity Incentive Plan (the “Plan”) and of this Award Agreement.  Unless otherwise defined herein, all capitalized terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Full name of Grantee:

Date of Award:

March ___, 2015

Total number of

Shares of Common Stock:

1.  Restricted Stock Award.  Pursuant to the Plan, you are hereby granted a Restricted Stock Award, subject to the terms and conditions of this Award Agreement and the Plan.  Accordingly, you shall be issued the aggregate number of shares of Common Stock of ARI Network Services, Inc. (the “Company”) set forth above, subject to the restrictions and conditions set forth in this Award Agreement.

2.  Vesting Schedule.  You may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of the shares of Common Stock awarded to you under this Restricted Stock Award until the shares vest.  A certain percentage of the shares of Common Stock awarded to you will vest as of the date that the 30 Day Volume Weighted Average Price (“30 Day VWAP”) of the Company’s Common Stock as of the close of the NASDAQ Capital Market on any trading day within the Award Period equals or exceeds the Target Price provided in the Vesting Schedule below.  Award Period is the period beginning on the Date of Award and ending on the 4thannual anniversary thereof.

Vesting Schedule
Number of Shares of Common Stock	Target Price
30% of the total number of shares	$6.00
20% of the total number of shares	$7.00
20% of the total number of shares	$8.00
30% of the total number of shares	$9.00

For purposes of this Agreement, the 30 Day VWAP shall be equal to the sum of the number of shares of Common Stock purchased over a 30 day period multiplied by the various share purchase prices paid per share on each share purchased divided by the total number of shares of Common Stock purchased over such 30 day period (i.e., [Number of shares of Common Stock purchased during a 30 day period x sum of prices paid for each individual share]/[Number of share of Common Stock purchased for 30 day period]).

For purposes of calculating the 30 Day VWAP at any time during the Award Period, the 30 day period is composed of the most recent 30 trading days of the NASDAQ Capital Market ending with the close of the NASDAQ Capital Market on the most current trading day where the most current trading day must be a date within the Award Period.

3.  Forfeiture.  You shall forfeit any unvested shares of Common Stock to the Company upon the expiration of the Award Period.  In the event of your termination of employment with the Company for any reason prior to the expiration of the Award Period, you shall forfeit to the Company all Common Stock for which the Award Period has not expired.  In the event of a conflict between the terms of this Award Agreement and any Employment Agreement or similar agreement between you and the Company, this Award Agreement shall control.

4.  Change of Control.  Upon a Change of Control during the Award Period, if the Change of Control Price is greater than or equal to $6.00, all shares of unvested Common Stock that would otherwise vest upon reaching a Target Price less than the Change of Control Price shall become immediately vested.   In addition, upon a Change of Control during the Award Period at any Change in Control Price, the portion of shares of Common Stock that would otherwise vest upon reaching  the Target Price that is next highest above the Change of Control Price shall immediately vest.  For example, if the Change of Control Price were $6.50 and all of the shares of Common Stock were unvested at the time of the Change of Control, 50% of the unvested shares of Common Stock would vest pursuant to this Paragraph 4.  Alternatively, if the Change of Control Price were less than $6.00 and all of the shares of Common Stock are unvested at the time of the Change of Control, 30% of the unvested shares of common Stock would vest pursuant to this Paragraph 4. For purposes of this Agreement, Change of Control Price means the price per share that each shareholder  of the Company receives for their Common Stock in a Change of Control.  If a Change of Control occurs by reason of a sale of the Company’s assets, the Change of Control Price shall be equal to the closing price of a share of Common Stock on the NASDAQ Capital Market on the last trading day immediately prior to the date of closing of the Change of Control.  If the consideration received by the Company’s shareholders consists in whole or in part of securities of another entity or property other than money (the foregoing being called “Noncash Consideration”), the Board shall value such Noncash Consideration for purposes of determining the Change of Control Price.  If such Noncash Consideration consists of stock or other securities for which market quotations are readily available on an established securities market, the Board shall value such securities at the closing price on any exchange or market where such securities are traded on the closing date of the Change of Control or, if such securities are not traded on such date, on the first business day preceding such closing date on which such securities are traded and for which quotations are available.  If any such Noncash Consideration consists of property other than marketable securities, the Board shall make a good faith determination of the value of such Noncash Consideration.  The valuation of the Board of any Noncash Consideration shall be final, conclusive and binding upon all interested parties.  Section 14 of the Plan shall not apply to this Award in the event of a Change of Control, nor shall any provision relating the vesting of Restricted Stock under that certain Change of Control Agreement between you and the Company.

5.  Shareholder Status.  Prior to the expiration of the Award Period, you shall have all of the rights of a shareholder of the Company, including the right to vote the Common Stock and the right to receive any cash dividends as to the underlying Common Stock.  Upon issuance of the Restricted Stock, the shares of Common Stock will be registered in a book entry account in your name.  The Company’s transfer agent shall be provided with notice referring to the terms, conditions and restrictions applicable to such Restricted Stock, together with such stop transfer instructions as the Company deems appropriate.

6.  Transfer.  This Restricted Stock Award shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you other than in the event of your death.  Except for the designation of your beneficiary in the event of your death, the purported assignment, alienation, pledge, attachment, transfer or encumbrance of the Award shall be void and unenforceable against the Company.  This provision shall not prevent you from transferring any of the shares of Common Stock issued hereunder that vest.  Notwithstanding the foregoing, for so long as you are an employee of the Company, you shall not be entitled to transfer in excess of 50% of the shares of Common Stock that have vested under this Award Agreement, after subtracting any vested shares used to satisfy tax withholding in accordance with Paragraph 13 below. For purposes of this Section 6 only, a transfer of the Common Stock from the book entry account mentioned in Section 5 above to your personal brokerage account after the expiration of the Restricted Period shall not constitute a prohibited “transfer.”

7.  No Obligation of Employment.  This Restricted Stock Award shall not impose any obligation on the Company to continue your employment with the Company.

8.  Provisions of the Plan Control.  This Restricted Stock Award is qualified in its entirety by reference to the terms and conditions of the Plan under which it is granted, a copy of which you may request from the Company.  The Plan empowers the Committee to make interpretations, rules and regulations thereunder, and, in general provides that the determinations of such Committee with respect to the Plan shall be binding upon you.  The Plan is incorporated herein by reference.

9.  Rights Agreement.  During the term of the Rights Agreement between the Company and American Stock Transfer & Trust Company, as amended from time to time, Common Stock granted to you hereunder shall include the associated preferred share purchase rights set forth in the Rights Agreement.

10.  Authority of Committee.  As a condition of the granting of this Award, you agree, for yourself, for your personal representative, administrator or other representative of your estate, and for the person or persons to whom this Award shall pass by will or by the laws of descent and distribution, that any dispute or disagreement which may arise under this Award Agreement shall be resolved by the Committee in its sole discretion and that any interpretation by the Committee of the terms of this Award Agreement and the Plan shall be final, binding and conclusive.

11.

Use of Words.  The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

12.

Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

13.

Taxes.   Except as otherwise provided by the Committee at the time of vesting and unless other arrangements are made by you with the Company to satisfy applicable tax withholding at the time of vesting of the shares of Common Stock,  you shall have the right to direct the Company to withhold, at the time of vesting, an appropriate number of shares of Common Stock from this Award for payment of taxes required by law in the opinion of the Company to satisfy all obligations for withholding of such taxes, but in no event in excess of the minimum withholding required by law.  If Common Stock is used to satisfy tax withholding, such shares of Common Stock shall be valued based on the Fair Market Value when the shares of Common Stock vest.

By your signature and the signature of the Company’s representative below, you and the Company agree that the shares of Common Stock awarded to you under this Award Agreement are subject to the terms and conditions of the Plan, a copy of which is available to you upon request.  As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused these presents to be executed effective as of March ___, 2015.

ARI NETWORK SERVICES, INC.

By:

______________________________

The undersigned hereby accepts the foregoing Restricted Stock Award and agrees to the several terms and conditions of this Award Agreement and of the Plan.

[Grantee]

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